EXHIBIT 10.1

November 23, 2007

To: The Board of Directors

       Prospero Minerals Corp.

The following items shall act as the general understanding for Cavitation Concepts Corporation Limited (“Investor”) to assist Prospero Minerals Corporation, (the “Company”) with obtaining capital and completing any merger, acquisitions or other precious metals and minerals entities.

1)

Basic Understanding and Initial Investment

A)

Prospero (OTCBB:PSPOE) was a public trading company on the OTC bulletin board and had a closing price as of November 23, 2007 of approximately $1.95 per share. Prospero has  120,952,244 Common Shares outstanding and is authorized to issue up to Two Hundred and Ninety Million (290,000,000) Common Shares and Ten Million (10,000,000) Preferred Shares of which there are none issued prior to the acquisition of RCA Corporation, as at March 31st, 2006. This acquisition has been completed as of April 1st, 2006. There was a name change from Corumel Mining Corporation to Prospero Minerals Corporation and an increase in the authorized capital to Three Hundred Million (300,000,000) shares of which 290,000,00 are Common Shares and 10,000,000 are Preferred Shares.

B)

Cavitation Concepts Corporation Limited and its subsidiaries have at present 10,000,000 share capital at $0.10 per share. Cavitation Concepts Corporation Limited presently owns 30,000,000 shares of Prospero Minerals Corp. Prospero Minerals Corp. shall acquire, pursuant to a definitive Acquisition Agreement containing the customary representations and warrants; 4,000,000 Common Shares or 40% of Cavitation Concepts Corporation for consideration of 40,000,000 additional shares of Prospero Minerals Corp.

C)

Upon completion of the Acquisition of shares by Cavitation Concepts Corporation Limited and Prospero Minerals Corp, two members of the company will become Directors of the Company.

2)

Funding, Public Relations & Consulting

1)

Identify potential Merger and/or Acquisition candidates for the Company.

2)

Facilitate the transition and sale of the potential Merger and/or Acquisition candidates of the Company.

3)

Develop financial strategies in conjunction with potential Merger and/or Acquisition candidates for the Company.

4)

Find on a best-efforts basis such additional assets and capitalization for the Company that will permit the Company to satisfy the NASDAQ Small Cap Market / AMEX initial listing requirements. Such efforts will include, but are not limited to arranging meetings, presenting term sheets and structuring any other acquisition(s).

5)

Develop and market the Company’s profile to the investing public, broker-dealers and market makers.

6)

Attend meetings of the Company’s Board of Directors or Executive Committee(s) when so requested by the Company.

7)

Attend meetings and at the request of the Company review, analyze and report on proposed business opportunities.

8)

Consult with the Company concerning strategic corporate planning and investment policies including any revision of the Company’s business plan when requested by the Company; and

9)

Advise the Company relative to the continued development of a shareholder relations program and to stimulate interest in the Company by members of the financial community.

3)

Additional Covenants

A)

Cavitation Concepts Corporation Limited will have control of a finance committee that will be required to approve all expenses over One Hundred Thousand Dollars ($100,000)

B)

Investors will have a non-dilution clause for a period of 12 months.

C)

Upon completion of the acquisition of the Forty Million shares (40,000,000) there will be a total of approximately 160,952,244 shares outstanding.

4)

Miscellaneous

A)

Cavitation Concepts Corporation Limited will use any confidential information obtained from the Company solely for the purpose of the transactions contemplated herein and unless and until the parties consummate the transactions. Cavitation Concepts Corporation Limited will keep the confidential information strictly confidential. Cavitation Concepts Corporation Limited will disclose the confidential information only to those who need to know such information for the purpose of consummating the transactions herein. Cavitation Concepts Corporation Limited agrees to be responsible for any breach of this paragraph by any of its affiliates.  In the event the transactions contemplated by this letter are not consummated, Cavitation Concepts Corporation Limited will return to the Company any materials containing confidential information, or will certify in writing that all such materials or copies of such materials have been destroyed.  The provisions of this paragraph may be referred to as the “Confidentiality Provisions” and they shall survive the termination of this letter agreement.

B)

Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the rules of the American Arbitration Association; and any arbitration shall be conducted in the city of Fort Lauderdale in the state of Florida.

The arbitrator(s) shall make written findings of fact and conclusion of law.  The prevailing party (as determined by the arbitrator(s)) shall be entitled to all legal fees and associated costs.

This outline shall act as our general agreement and will be subject to the execution of Definitive Agreements that are satisfactory to Cavitation Concepts Corporation Limited and Prospero Minerals Corp.  Please acknowledge your agreement with the above by executing below.

          Sincerely___________________________

                           David Reeve -   Secretary

              Cavitation Concepts Corporation Limited

    20 Madeira Street, P.O. Box N-1315, Nassau, The Bahamas

Agreed and Accepted this 23rd  day of November 23, 2007.

Prospero Minerals Corp.

__________________________________

By: Hubert L. Pinder

Chief Financial Officer